EXHIBIT 10.2

NOTE A

Stated Principal: $10,000,000.00	Dated: March 20, 2015

FOR VALUE RECEIVED, the undersigned, SKYLINE CORPORATION, an Indiana corporation (together with its consolidated subsidiaries, HOMETTE CORPORATION, an Indiana corporation, LAYTON HOMES CORP., an Indiana corporation, and SKYLINE HOMES, INC., a California corporation (collectively herein, the “Borrower”), hereby jointly and severally promise to pay to the order of FIRST BUSINESS CAPITAL CORP., a Wisconsin corporation, its successors and assigns (the “Lender”) at its office at 401 Charmany Drive, Madison, Wisconsin 53719, or such other location as is designated by Lender, the principal sum of Ten Million Dollars ($10,000,000.00) or the aggregate unpaid principal amount of all advances made by Lender pursuant to Section 2.1 of the Loan Agreement hereinafter referred to, and to pay interest from the Closing Date on the unpaid balance hereof at the rate per annum from time to time in effect, in accordance with the terms of the Loan Agreement hereinafter referred to. Borrower shall pay interest at a rate equal to three percent (3.0%) per annum above the rate which would otherwise be in effect after default or maturity in accordance with the terms of Section 2.3.1 of the Loan Agreement. Interest (computed on the basis of actual days elapsed and a year of three hundred sixty (360) days) for each calendar month shall be due and payable as of the first day of the next succeeding month, commencing on the first such date after the date hereof. All principal and accrued but unpaid interest shall be due and payable upon termination of the Loan Agreement. At Lender’s sole option, payments may be debited to Borrower’s loan account ledger for Credit Facility A (as defined in the Loan Agreement).

All payments received hereunder shall be applied first to interest accrued and unpaid to date of receipt and then to repay principal.

No deferral of time of payment shall be valid unless the holder consents in writing and if such deferral is granted, the deferred balance including interest thereon at the rate applicable hereunder after default or maturity shall be an additional obligation under this Note. The undersigned hereby waive presentment, protest, and notice of dishonor and give consent to the holder to extend time, accept partial payments, and to compound, release or delay enforcement of rights against any party liable on this Note or against the security.

This Note is the Note A referred to in the Loan and Security Agreement dated March 20, 2015, between the undersigned and Lender (as the same may be amended, modified, supplemented or restated from time to time, the “Loan Agreement”). This Note is a revolving note and, subject to the limitations set forth in the Loan Agreement, the Borrower may borrow, prepay and reborrow pursuant to this Note. This Note may be prepaid in whole or in part at any time, provided, that prepayment in full of this Note in connection with the termination of the Loan Agreement will require payment of the prepayment premium, if any, called for in the Loan Agreement. This Note is secured by certain collateral referred to in the Loan Agreement.

SKYLINE CORPORATION
an Indiana corporation

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President, Finance
& Treasurer, Chief Financial Officer

HOMETTE CORPORATION, an Indiana corporation

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and
Treasurer

LAYTON HOMES CORP. an Indiana corporation

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and
Treasurer

SKYLINE HOMES, INC., a California corporation

By:	/s/ Jon S. Pilarski
Jon S. Pilarski, Vice President and
Treasurer